UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

REMEDENT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-15975 (Commission File Number)	86-0837251 (IRS Employer Identification No.)

Xavier de Cocklaan 42, 9831, Deurle, Belgium (Address of Principal Executive Offices)	N/A (Zip Code)

011-329-321-7080

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the private offering of 5,600,000 shares of its common stock, and warrants to purchase 4,200,000 shares of common stock for an aggregate purchase price of $7,000,000 (the “Offering”), as described in Section 3.02 below, on June 21, 2007, Remedent, Inc. (the “Company”) entered into a Purchase Agreement with certain institutional and accredited investors (the “Investors”), dated June 20, 2007. All of the investors participating in the Offering purchased pursuant to the Purchase Agreement. Accordingly, the material terms and conditions are set forth below in Item 3.02.

Further, in connection with the Offering, the parties concurrently entered into a Registration Rights Agreement, whereby the Company agreed to provide to the Investors certain registration rights under the Securities Act of 1933, and the rules and regulations promulgated thereunder. Other material terms and conditions are set forth below in Item 3.02.

For additional information on the Offering, see the Form of Warrant, Purchase Agreement and Registration Rights Agreement attached hereto as Exhibits 4.1, 10.1 and 10.2, respectively.

SECTION 3–SECURITIES AND TRADING MARKETS

Item 3.02. Unregistered Sales of Equity Securities.

On June 25, 2007, the Company completed its private offering of 5,600,000 shares of its common stock, par value $.001 per share at a purchase price of $1.25 per share (the “Shares”) and warrants to purchase 4,200,000 shares of common stock, par value $.001 per share, at an exercise price of $1.55 per share (the “Warrants”) to certain institutional and accredited investors, for an aggregate purchase price of $7,000,000 (the “Offering”).

Under the terms of the Offering, the Warrants are exercisable for a period of five years and entitle the holder to purchase one share of restricted common stock (the “Warrant Shares”) for $1.55 per Warrant Share. The Company also has the right to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants if the Shares trade on the OTC Electronic Bulletin Board or similar market above $5.25 per share for 20 consecutive trading days following the initial effective date of the registration statement covering the resale of the Shares and Warrant Shares, based upon the closing bid price for the Shares for each trading day (the “Redemption Right”). Once the Redemption Right vests, the Company has the right, but not the obligation, to redeem the Warrants for $0.001 per Warrant Share covered by the Warrants upon 30 days written notice to the holders of the Warrants.

Under the terms of the Purchase Agreement and the Registration Rights Agreement, the Company is required to prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement covering the resale of the Shares and the Warrant Shares. The Company has agreed to prepare and file a registration statement covering the resale no later than 30 days after the Closing (the "Filing Deadline"). In the event the Company is unable to file a registration statement by the Filing Deadline or the registration statement is not declared effective on or before 90 days from the Closing (120 days from the Closing if the registration statement is reviewed by the Commission) ("Effective Deadline"), then the Company will have to pay liquidated damages equal to 1.5% of the aggregate amount invested by each investor for each 30-day period, or pro rata portion thereof, following the date by which such registration statement should have been effective, until the registration statement has been declared effective by the Commission. All payments must be made in cash.

The Company engaged Roth Capital Partners, LLC, as its exclusive agent to offer the Shares and Warrants (the "Placement Agent"). The Placement Agent is entitled to a fee equal to ten percent (10%) of the gross proceeds derived from the Offering, of which the Placement Agent may, at its option, receive up to 2% of its 10% fee in securities issued in the Offering. Further, the Company agreed to pay the Placement Agent 5% of the exercise price of the Warrants promptly following the Company’s receipt thereof. In addition, the Company agreed to reimburse the Placement Agent for its out-of-pocket expenses related to the Offering, including an up front payment of $25,000 to cover such expenses, of which any unused amount will be netted against the Placement Agent’s 10% fee.

The Offering was conducted in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, that under Section 506 of Regulation D promulgated under the Securities Act. The Shares and Warrants were offered and sold only to investors who are “Accredited Investors,” as defined in Rule 502 under the Securities Act.

The foregoing descriptions are qualified in their entirety by reference to the Form of Warrant, Purchase Agreement and Registration Rights Agreement filed as Exhibits 4.1, 10.1 and 10.2, respectively, attached hereto and incorporated herein by reference.

SECTION 7–REGULATION FD

Item 7.01. Regulation FD Disclosure.

On June 21, 2007, the Company issued a press release announcing its private placement financing of $7 million through the sale of equity to certain U.S. institutional investors. A copy of the press release is attached as Exhibit 99.1.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
4.1	Form of Warrant
10.1	Purchase Agreement, dated June 20, 2007, by and between Remedent, Inc. and certain Investors
10.2	Registration Rights Agreement, dated June 20, 2007, by and between Remedent, Inc. and certain Investors
99.1	Press Release dated June 21, 2007 entitled “Remedent, Inc. Announces $7 Million Private Placement Financing”

The information contained in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMEDENT, INC.,
a Nevada corporation

Dated:	June 27, 2007	By: /s/ Robin List

Robin List,

Chief Executive Officer